Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Senesco Technologies, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of Senesco Technologies, Inc. on Forms S-3 (nos. 333-125299 and 333-138405) and on Form S-8 (no. 333-140238) of our report dated September 26, 2007 on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2007 and for each of the three fiscal years for the period then ended, appearing in this Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 26, 2007